Exhibit 7.2

                                     Form of
                                 PROMISSORY NOTE

US $__________                                                   August 14, 2002

     FOR VALUE RECEIVED, the undersigned, Vista Exploration Corporation, a Colorado corporation ("Maker"), promises to pay to the order of ___________, a resident of the State of ________, or any successor holder of this Note ("Holder"), at the address of ________, or such other place as Holder may designate, the principal amount of ____ Thousand Dollars ($_______), together with interest thereon as provided below. This Note is executed pursuant to the Stock Repurchase Agreement and Release between Maker and Holder dated as of August 14, 2002 ("Stock Repurchase Agreement").

     1. Payments. All outstanding principal and interest shall be payable on November 14, 2002 ("Payment Date"); provided however, that in the event that Maker is prohibited from paying any principal or interest due under this Note pursuant to the terms of Section 7-106-401 of the Colorado Business Corporation Act, then, to the extent of such prohibited payments, Maker may extend the Payment Date and may further restructure its payments under this Note in such a manner that all payments are made on a pro rata basis to Holder in accordance with the balances remaining on any other outstanding notes issued as payment for the repurchase of Maker's securities.

     2. Prepayment. Maker may pay all or any part of the principal owing on this Note at any time or times prior to maturity without payment of any premium or penalty.

     3. Interest. In the event that the Payment Date is extended to a date after August 14, 2003, interest shall accrue on the outstanding principal balance of this Note at the lowest available Applicable Federal Rate, commencing as of August 14, 2003. Following any default, interest shall accrue on the outstanding principal balance hereof at the fixed rate of 10% per annum.

     4. Guaranty. In consideration for Holder entering into the Stock Repurchase Agreement, Mr. Charles A. Ross, Sr., the sole officer and director of Maker, hereby guarantees the prompt and complete payment by Maker of all principal due hereunder. Mr. Ross further agrees to indemnify and hold Holder, its successors and assigns, harmless from and against any and all liability, loss, damage, or expense, including attorneys' fees and court costs, which Holder, its successors and assigns may incur or sustain by reason of the failure of Mr. Ross to fully perform and comply with the terms and conditions of this Note. Mr. Ross' obligations hereunder are dependent upon Holder first exhausting all of its rights against Vista.

     5. Default. Each of the following events shall constitute an event of default ("Event of Default") and Holder, in addition to any remedies available to it at law or in equity, shall thereupon have the option to declare Maker in default under this Note and declare due all obligations of Maker to Holder (it being understood that the occurrence of any of the Events of Default set forth in subsections (b) or (c) automatically shall constitute an Event of Default and cause an immediate acceleration of Maker's indebtedness to Holder):

          (a) the failure of Maker to make any payment required hereunder when due;

          (b) the filing of any petition by Maker under any provision of the Federal Bankruptcy Code or any state law relating to insolvency; or the filing of any such petition against Maker, unless such petition and all proceedings thereunder are dismissed within 60 days from such filing; or the appointment of a trustee or receiver for all or any assets of Maker, unless such appointment is vacated or dismissed within 60 days from the date of such appointment; or

          (c) an adjudication that Maker is insolvent or bankrupt.

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     6. Collection Costs. Upon the occurrence of any Event of Default, Maker agrees to pay Holder, upon demand, any and all costs, expenses and fees, including without limitation, reasonable attorneys' fees incurred before or after suit is commenced in order to enforce payment hereof, and in the event suit is brought to enforce payment hereof, that such costs, expenses and fees shall be determined by a court proceeding without a jury.

     7. Waiver. Maker hereby acknowledges and agrees that the failure by Holder to insist upon Maker's strict performance of this Note or the failure by Holder to exercise its remedies hereunder shall not be deemed a waiver of such default, and shall not be a waiver by Holder of any of Holder's rights or remedies hereunder or at law or in equity.

     8. Usury. No provision of this Note shall require the payment or permit the collection of interest in excess of the maximum permitted by law. If any excess interest is herein provided for, or shall be adjudicated to be so, the provisions of this Section shall govern, and neither Maker nor its successors or assigns shall be obligated to pay the amount of such interest to the extent that it is in excess of the amount permitted by law, and any such amount paid, at the option of Holder, shall either be applied against the principal balance of this Note due at maturity or rebated to Maker within 30 days after such determination.

     9. Governing Law. All amounts payable hereunder are payable in lawful money of the United States of America. This Note shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of laws principles.

     IN WITNESS WHEREOF, this Note has been duly executed to be effective as of the 14th day of August, 2002.

                                          VISTA EXPLORATION  CORPORATION,
                                          a Colorado corporation


                                          By:
                                             ---------------------------------
                                             Name: Charles A. Ross, Sr.
                                             Title: President


     GUARANTOR:
     (pursuant to Section 4)



     ----------------------------
     Charles A. Ross, Sr.